Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Airbag Yield Optimization Notes linked to the shares of Market Vectors® Gold Miners ETF due May 21, 2014	$ 200,000.00	$ 27.28

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

FINAL TERMS SUPPLEMENT (To Prospectus dated January 11, 2012, Product Supplement dated August 29, 2012 and Prospectus Supplement dated August 29, 2012)

Final Terms Supplement

UBS AG Airbag Yield Optimization Notes

UBS AG $200,000.00 Notes linked to the shares of Market Vectors® Gold Miners ETF due May 21, 2014

Final Terms
Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months.
Underlying Asset	The shares of Market Vectors® Gold Miners ETF
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date on which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below reflects the coupon rate of 3.07% per annum. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
August 21, 2013	$7.6750
November 21, 2013	$7.6750
February 21, 2014	$7.6750
May 21, 2014	$7.6750

*Coupon payment dates are subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement beginning on page PS-31. The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 3.07% per annum.
Total Coupon Payable	3.07%
Payment at Maturity (per Note)

If the final price of the underlying asset is equal to or greater than the conversion price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying asset is below the conversion price, we will deliver to you the share delivery amount for each Note you own, subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement. In this scenario, the value of the share delivery amount is expected to be worth less than the principal amount of your Note and may have no value at all. We will pay cash in lieu of delivering any fractional shares.

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price	$27.48, which is the closing price of the underlying asset on the trade date.
Conversion Price

$19.79, which is 72.00% of the initial price of the underlying asset. The conversion price is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.

Share Delivery Amount (per Note)

50.5306 shares per Note, which is equal to (i) the principal amount divided by (ii) the conversion price of the underlying asset. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction multiplied by the final price of the underlying asset.

Final Price	The closing price of the underlying asset on the final valuation date.
Trade Date	May 16, 2013
Settlement Date	May 21, 2013
Final Valuation Date	May 16, 2014. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.
Maturity Date	May 21, 2014. The maturity date may be subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.
CUSIP	90271G875
ISIN	US90271G8758
Valoren	21349267
Tax Treatment

There is no tax authority that specifically characterizes the Notes. UBS and you agree, in the absence of an administrative determination or judicial ruling to the contrary, to characterize the Notes for tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
3.07% per annum	0.49% per annum	2.58% per annum
For further details and possible alternative tax treatments, please refer to the section entitled "What are the Tax Consequences of the Notes" in the prospectus supplement for more information.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4, UNDER "KEY RISKS" BEGINNING ON PAGE 7 OF THE PROSPECTUS SUPPLEMENT AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-14 OF THE AIRBAG YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this final terms supplement, or the previously delivered prospectus supplement, Airbag Yield Optimization Notes product supplement and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

See "Additional Information about UBS and the Notes" on page 3. The Notes we are offering will have the terms set forth in the Prospectus Supplement dated March 15, 2013 relating to the Notes, the Airbag Yield Optimization Notes product supplement, the accompanying prospectus and this final terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

Market Vectors® Gold Miners ETF	$200,000.00	$1,000.0000	$2,000.0000	$10.0000	$198,000.0000	$990.0000

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated May 16, 2013

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated March 15, 2013
http://www.sec.gov/Archives/edgar/data/1114446/000119312513109826/d503343d424b2.htm
•	Airbag Yield Optimization Notes product supplement dated March 15, 2013
http://www.sec.gov/Archives/edgar/data/1114446/000119312513109633/d503295d424b2.htm
•	Prospectus dated January 11, 2012
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Airbag Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated March 15, 2013, references to "Airbag Yield Optimization Notes product supplement" mean the UBS product supplement, dated March 15, 2013, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated January 11, 2012.

This final terms supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in Key Risks beginning on page 4 and in Risk Factors in the Airbag Yield Optimization Notes product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the Airbag Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

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Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying asset is greater than or equal to the conversion price and only at maturity. If the final price of the underlying asset is below the conversion price, UBS will deliver to you a number of shares of the underlying asset equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying asset on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying asset at maturity, the value of the shares you receive is expected to be less than the principal amount of the Notes or may have no value at all.

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Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying asset reflects a higher expectation as of the trade date that the price of the underlying asset could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying asset’s volatility can change significantly over the term of the Notes and the price of the underlying asset for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying asset price is above the conversion price.

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Your potential return on the Notes is expected to be limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying asset and your return on the Notes is expected to be limited to the coupon payments. If the closing price of the underlying asset on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the closing price of the underlying asset on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying asset at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your potential return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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Market risk - The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and (i) in the case of common stock or American depositary shares, its issuer ("underlying asset issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying asset. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

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Owning the Notes is not the same as owning the underlying asset - The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset, and you will not participate in any appreciation of the underlying asset, over the term of the Notes.

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No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not close below the conversion price on the final valuation date. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying asset or, for Notes linked to exchange traded funds, the underlying asset constituent stock issuers. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

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The calculation agent can make adjustments that affect the payment to you at maturity - The calculation agent may adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying asset, such as stock splits and stock dividends, and certain other actions involving the underlying asset. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying asset. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying asset where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such corporate event. Additionally, if the issuer of the underlying asset becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a delisting or discontinuance of the underlying asset, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes - Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying asset is below the conversion price (as such conversion price may be adjusted by the calculation agent upon theoccurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

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The value of the underlying equity may not completely track the value of the securities, futures contracts or physical commodities in which such exchange traded fund invests – Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities, futures contracts or physical commodities in which such exchange traded fund invests, its value may not completely track the value of such securities, futures contracts or physical commodities. The value of the underlying equity will reflect transaction costs and fees that the securities, futures contracts or physical commodities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

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Fluctuation of NAV – The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities, futures contracts or physical commodities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

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Failure of the underlying equity to track the level of the underlying index – While the underlying equity is designed and intended to track the level of a specific index (an "underlying index"), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Notes.

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There is no affiliation between the underlying asset issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying asset (the "underlying asset constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We are not affiliated with the underlying asset issuer or, if applicable, any underlying asset constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with such issuer(s). Nevertheless, neither we nor our affiliates have conducted any independent review or due diligence of any publicly available information with respect to such issuer(s). You, as an investor in the Notes, should make your own investigation into the underlying asset issuer or, if applicable, each underlying asset constituent stock issuer. Neither the underlying asset issuer nor any underlying asset constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

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There may be little or no secondary market for the Notes - No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

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Price of Notes prior to maturity - The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of, the expected price volatility of and the dividend rate on the underlying asset, as well as the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial, political, regulatory or judicial events.

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Impact of fees on the secondary market price of Notes - Generally, the market price of the Notes immediately after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of your Notes.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset or, for Notes linked to exchange traded funds, the underlying asset constituent stock issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the conversion price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the share delivery amount, conversion price and the underlying asset itself for certain corporate events affecting the underlying asset. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

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Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.0% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" in the prospectus supplement and “Supplemental U.S. Tax Considerations ” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

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The underlying equity does not measure the performance of gold bullion - The underlying equity measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the underlying equity may under- or over-perform gold bullion over the short-term or the long-term.

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There are risks associated with investments concentrated in the gold and silver mining industry - The stocks comprising the underlying equity are stocks of companies primarily engaged in the mining of gold or silver. The shares of the underlying equity may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the underlying equity primarily invests in stocks and ADRs of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the underlying equity are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Market Vectors® Gold Miners ETF

We have derived all information contained herein regarding the Market Vectors® Gold Miners ETF (the "GDX Fund") from publicly available information. Such information reflects the policies of, and is subject to change by the Market Vectors ETF Trust (the "Trust"), Van Eck Securities Corporation, and Van Eck Associates Corporation ("Van Eck"). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund.

The GDX Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (the "Index") by investing in a portfolio of securities that generally replicates the Index. The Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts ("ADRs") of publicly traded companies involved primarily in mining for gold. The Index includes common stocks and ADRs of selected companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months. The GDX Fund is passively managed and may not hold each Index component in the same weighting as the Index. The GDX Fund is classified as a "non-diversified" investment company under the Investment Company Act of 1940.

As of March 31, 2013, the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.52% of the GDX Fund's daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund.

As of March 31, 2013, the GDX Fund's five largest company holdings include: Barrick Gold Corporation (11.51%), Goldcorp Inc. (10.74%), Newmont Mining Corporation (8.16%), Yamana Gold Inc. (5.26%) and Silver Wheaton Corp. (4.98%).

In making your investment decision you should review the prospectus related to the GDX Fund, dated May 1, 2012, filed by the Trust ("the GDX Fund Prospectus") available at:

http://www.sec.gov/Archives/edgar/data/1137360/000093041312002632/c69431_485bpos.htm

In addition, the GDX Fund Prospectus is available on GDX Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the GDX Fund Prospectus entitled "Principal Risks of Investing in the Fund" and "Additional Information About the Funds' Investment Strategies and Risks." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund Prospectus.

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-123257 and 811-10325. The GDX Fund's website is http://www.vaneck.com/funds/GDX.aspx. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol "GDX."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing prices for GDX Fund's shares, based on daily closing prices on the primary exchange for GDX Fund. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. GDX Fund's closing price on May 16, 2013 was $27.48. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

07/01/2008	09/30/2008	$50.89	$28.10	$33.79

10/01/2008	12/31/2008	$33.88	$16.37	$33.88

01/02/2009	03/31/2009	$38.57	$28.20	$36.88

04/01/2009	06/30/2009	$44.55	$30.95	$37.76

07/01/2009	09/30/2009	$48.00	$35.14	$45.29

10/01/2009	12/31/2009	$54.78	$41.87	$46.21

01/04/2010	03/31/2010	$50.17	$40.22	$44.41

04/01/2010	06/30/2010	$54.07	$46.36	$51.96

07/01/2010	09/30/2010	$56.66	$47.09	$55.93

10/01/2010	12/31/2010	$63.80	$54.28	$61.47

01/03/2011	03/31/2011	$60.79	$53.12	$60.06

04/01/2011	06/30/2011	$63.95	$51.80	$54.59

07/01/2011	09/30/2011	$66.69	$53.75	$55.19

10/03/2011	12/30/2011	$63.32	$50.07	$51.43

01/03/2012	03/30/2012	$57.47	$48.75	$49.57

04/02/2012	06/29/2012	$50.37	$39.34	$44.77

07/02/2012	09/28/2012	$54.81	$40.70	$53.71

10/01/2012	12/31/2012	$54.25	$44.85	$46.39

01/02/2013	03/28/2013	$47.09	$35.91	$37.85

04/01/2013*	05/15/2013*	$37.45	$27.33	$27.39

* As of the date of this final terms supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of GDX Fund's shares for the period indicated, based on information from Bloomberg. The solid line represents the conversion price of $19.79, which is equal to 72.00% of the closing price on May 16, 2013. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the "Agents," and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.